EXHIBIT 99.1

        PRESS RELEASE OF FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.




FOR IMMEDIATE RELEASE
May 12, 2005

Contact:     Martin A. Thomson
             President and Chief Executive Officer
             First Federal of Northern Michigan Bancorp, Inc.
              (989) 356-9041

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                           FIRST QUARTER 2005 EARNINGS


Alpena, Michigan - (May 12, 2005) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company"), the successor company of Alpena Bancshares, Inc. reported consolidated net earnings of $142,011, or $.09 per share for the quarter ended March 31, 2005 compared to a loss of $14,404 or $.01 per share for the quarter ended March 31, 2004. Earnings per share is calculated based on outstanding shares of Alpena Bancshares, Inc. of 1,659,480 and 1,658,554 at March 31, 2005 and 2004, respectively.

Interest income increased to $3.5 million for the three months ended March 31, 2005 from $3.1 million for the same period ended March 31, 2004. The increase in interest income was due primarily to a $9.5 million increase in average balances of commercial loans from March 31 2004 to March 31, 2005, reflecting the Company's continued emphasis on commercial lending, and an increase in yield on adjustable rate loans over the same period, reflecting higher market interest rates.

Interest expense increased to $1.6 million for the three months ended March 31, 2005 from $ 1.4 million for the three months ended March 31, 2004. This increase was due primarily to an increase in average interest-bearing deposits of $24.1 million from March 31, 2004 to March 31, 2005, as well as an increase of 9 basis points in the costs of those funds.

Stockholders' equity decreased to $21.6 million at March 31, 2005 from $21.8 million at March 31, 2004. Earnings of $142,011 were offset by a dividend declaration of $79,948 and loss in value of available-for-sale securities of $263,185. The loss in value of these securities was not considered my management to be other than temporary.

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Total assets of the Company at March 31, 2005 were $264.6 million compared to
$262.8 million at December 31, 2004. The asset quality of the Company remains strong, with reserves allocated in an amount the Company believes to be adequate to absorb probable losses. The ratio of total nonperforming assets to total assets was 0.95% at March 31, 2005 compared to 0.66% at December 31, 2004.

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.


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